Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

FOR IMMEDIATE RELEASE

Guided Therapeutics Advances LuViva PMA Application with FDA

Provides FDA with Plan for Amending Application; Requests Meeting

NORCROSS, GA (August 18, 2015) – Guided Therapeutics, Inc. (OTCQB: GTHP) today announced that it has presented the U.S. Food and Drug Administration (FDA) with a plan for advancing the pre-market approval (PMA) application for the LuViva® Advanced Cervical Scan. In its “pre-submission” letter, the Company also requested a meeting with the agency to finalize the plan.

At the suggestion of the FDA, the Company plans to collect additional scans on patients within the context of new cervical cancer screening guidelines recently published by the American Cancer Society, the American Society for Colposcopy and Cervical Pathology, and the American Society for Clinical Pathology. The letter provides a proposal for a confirmatory study to supplement data previously provided to the agency. In the meeting, the company hopes to gain agreement from the FDA on the study design.

“As we finalize our plan for working with the FDA towards approval and entry into the U.S. market, our major corporate focus has been to grow international sales in markets where LuViva can be used as the primary screening test,” said Gene Cartwright, Chief Executive Officer of Guided Therapeutics. “For example, we recently achieved a major milestone with the announcement of a $10 million order for the Turkish Ministry of Health, and we continue to work with other governments to include LuViva in their national cervical cancer screening programs.”

“In the meantime, we will continue to pursue FDA approval and believe that the plan we put forth to the FDA is solid, addresses the agency’s additional questions and will lead to approval,” Mr. Cartwright said.

The Company currently has regulatory approval to sell LuViva in Europe with the Edition 3 CE mark, and has marketing approvals from COFEPRIS in Mexico, Health Canada and the Singapore Health Sciences Authority, among others. Additionally, expansion efforts are ongoing in the Middle East, Asia and Latin America.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of pre-cancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which may result in eliminating costly, painful and unnecessary additional testing. LuViva is intended for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. It has also been used in clinical studies in Turkey and Nigeria as a means to screen women for cervical cancer where the availability of infrastructure necessary for Pap and HPV testing is restricted. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit:www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that is not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent quarterly reports.

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GTHP@irthcommunications.com

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Bill Wells

Guided Therapeutics

770-242-8723